Exhibit 10.17

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

BETWEEN

H. LUNDBECK A/S

AND

OVID THERAPEUTICS INC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Table of Contents

(continued)

Page

LIST OF SCHEDULES

A: Lundbeck Current Patent Rights

B: Description of Compound

C: Third Party Agreements

D: Form of Joint Press Release

E: Definition of Fully Burdened Cost

F: Compound Specification

G: List of Document Types to be Disclosed by Lundbeck

H: Knowledge People

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

This License Agreement is made as of the 25th day of March, 2015 (the “Effective Date”), by and between H. Lundbeck A/S, a corporation organized and existing under the laws of Denmark and having its principal place of business at Ottiliavej 9, DK 2500 Valby, Denmark (hereinafter referred to as “Lundbeck”), and Ovid Therapeutics Inc., a Delaware corporation having its principal place of business at 205 East 42nd Street, Suite 15-048, New York, New York 10017, United States of America (hereinafter referred to as “Ovid”). Lundbeck and Ovid may also be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Lundbeck has performed research and development activities relating to Gaboxadol for which Lundbeck has obtained certain patents and know how; and

WHEREAS, Ovid desires to obtain a license from Lundbeck to further develop and to commercialise Gaboxadol, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	DEFINITIONS

In this Agreement the following definitions shall apply unless the context requires otherwise:

1.1	“Affiliate” - any Person which controls, is controlled by or is under common control with either Party. For the purposes of this definition only, “control” refers to any of the following: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; (b) ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (c) status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.2	“Agreement” - this document, including any and all Schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document.

1.3	“Applicable Law” - any law, regulation, directive, guideline instruction, direction or rule of any Competent Authority or Regulatory Authority, including any amendment, extension or replacement thereof, which is from time to time in force during the Term and applicable to a particular activity hereunder.

1.4	“Asian Major Markets” - China, Japan and South Korea.

1.5	“Business Day” - 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or bank or other public holiday in New York, New York or Copenhagen, Denmark.

1.6	“Calendar Year” - a period of twelve (12) consecutive months commencing on 1 January and ending on 31 December.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.7	“Change of Control” - a transaction or a series of related transactions in which any of the following events occurs with respect to a Party: (a) a Third Party (or a group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such Party normally entitled to vote in elections of directors; (b) such Party consolidates with or merges into a Third Party or any Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the Persons holding at least fifty percent (50%) of the total outstanding shares of such Party preceding such consolidation or merger; provided, that a Change of Control shall not include a bona fide equity financing, even if a Party’s current investors’ interests are diluted to the extent that such investors have less than a fifty percent (50%) interest after the close of that round of financing.

1.8	“Clinical Study” - any human clinical trial on a Product including, without limitation, any study carried out in order to obtain a Regulatory Approval, any study carried out in order to obtain a label expansion or other new Regulatory Approval for a Product, and any study carried out with the intention that the results will be used for marketing purposes.

1.9	“Combination Product” - any pharmaceutical product containing the Compound as an active pharmaceutical ingredient in combination with one or more other therapeutically active ingredients, in any and all forms, presentations, dosages, and formulations.

1.10	“Commercialisation”, “Commercialising”, or “Commercialise” - all activities relating to manufacturing, importing, exporting, advertising, promoting and other marketing, pricing and reimbursement, detailing, distributing, storing, handling, packaging, offering for sale and selling, customer service and support, post-marketing authorisation Clinical Studies, and regulatory activities of a Product.

1.11	“Competent Authority” - any national or local agency, authority, Regulatory Authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties.

1.12	“Competing Product” – any pharmaceutical product, [*], containing [*] or [*] or [*] or [*] and [*]. For clarity, Product that is Developed and/or Commercialized by Ovid under this Agreement is not a Competing Product.

1.13	“Compound” - the compound known as Gaboxadol (INN) with the chemical name, structural formula and CAS Registry Number set forth in Schedule B.

1.14

“Confidential Information” - the following information exchanged in connection with this Agreement, subject to the exceptions set forth in Section 10.2: (a) the terms and conditions of this Agreement, for which each Party will be considered a Disclosing Party; (b) Know How Controlled by either Party (including non-public Clinical Study data) for which the Party disclosing such Know How will be considered the Disclosing Party; and (c) any other non-public information, whether or not patentable, disclosed or provided by one Party to the other Party in connection with this Agreement, including, without limitation, information regarding such Party’s objectives, research, technology, products and business information, including any non-public data relating to Development or Commercialisation of any Product and other information of the type

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties under this Agreement, for which the Party making such disclosure will be considered the Disclosing Party.

1.15	“Control” or “Controlled” - with respect to any Know How or Patent Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sub-license or other right to or under such Know How or Patent as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. When used as a verb, “Controlled” shall mean to exercise Control.

1.16	“Co-promotion Partnership” – means, on a country-by-country basis in the Territory, the engagement of a Third Party sales force by Ovid to co-promote the Product with Ovid. For clarity, a Co-Promotion Partnership shall not include (i) any license or sublicense grant to a Third Party, other than to sell or have sold Product or to Ovid’s trademarks, provided that Ovid is engaging such Third Party’s sales force or (ii) the recognition of Product sales by a Third Party.

1.17	“Current Compound Inventory” – the kilograms of Compound that Lundbeck as of the Effective Date holds in inventory.

1.18	“Development” or “Develop” - all preclinical development activities and all clinical drug development and regulatory activities regarding Compound or Product. Development shall include, without limitation, all preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, manufacturing clinical supplies, regulatory affairs, statistical analysis and report writing. When used as a verb, “Develop” shall mean to engage in Development.

1.19	“DMF” - the Drug Master File(s) filed (or to be filed) by Lundbeck with the FDA for Compound, as amended from time to time.

1.20	“Documents” - analyses, books, CD-ROMs, charts, comments, computations, designs, discs, diskettes, files, graphs, ledgers, notebooks, papers, photographs, plans, records, recordings, reports, memoranda, research notes, tapes and any other graphic or written data or other media on which Know How is permanently stored and other computer information storage means, and advertising and promotional materials of any nature whatsoever including preparatory materials for the same.

1.21	“EMA” - European Medicines Agency and any successor agency thereto.

1.22	“European Union” or “EU” – all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.23	“Exclusivity Period” - the period [*].

1.24	“FDA” - the United States Food and Drug Administration and any successor agency thereto.

1.25	“Field” - all human therapeutic diseases.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.26	“First Commercial Sale” - with respect to any Product, the first sale for which revenue has been invoiced by Ovid or its sublicensees, respectively, for use or consumption by the general public of such Product in any country in the Territory after all required Regulatory Approvals have been granted in such country. For clarity: Compound sold under a compassionate use program or similar shall not constitute a First Commercial Sale.

1.27	“Force Majeure” - in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party that results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including acts of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), or Applicable Law governing either Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

1.28	“Generic Product” - as to any Product which has received Regulatory Approval by or on behalf of Ovid in the applicable country, a version of that Product with the same active pharmaceutical ingredient, or any other pharmaceutical product, approved under an Abbreviated New Drug Application, or ANDA, in the United States, under Section 505(b)(2) of the Food Drug and Cosmetic Act, or similar regulatory pathways outside of the U.S., in any case, with the Product as the reference product.

1.29	“Generic Product Competition” - with respect to a Product, on a country-by-country basis, Generic Product Competition shall exist if during any [*] in such country there are one or more Generic Products Commercialized by one or more Third Parties being sold in such country and the sales of such Generic Product(s) account for [*] or more of the sales revenue of the Product and its Generic Product(s) in the given country during such [*] as determined by reference to applicable sales data obtained from IMS Health, Verispan or from such other reasonable source for such sales data as may be used and relied upon by Ovid from time to time, provided however if sale of such Generic Product(s) falls below [*] of the sales revenue of the Product and its Generic Products for more than [*], Generic Product Competition shall be deemed no longer to exist.

1.30	“Good Manufacturing Practice” or “GMP” - manufacture in accordance with:

1.30.1	the rules governing medicinal products in the European Union, volume 4 EU Guidelines to Good Manufacturing Practice medicinal Products for human and veterinary use including all annexes;

1.30.2	the current good manufacturing standards, practices and procedures promulgated or endorsed by the FDA relating to manufacturing and set forth in 21 C.F.R. Parts 210 and 211, and all analogous guidelines promulgated by any Regulatory Authority (including the EMA and under the ICH); and

1.30.3	the equivalent Applicable Law in any country in which Compound and/or Product is manufactured.

1.31	“Gulf Major Markets” – collectively Kuwait, Saudi Arabia and the United Arab Emirates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.32	“Headline Results” – with respect to any Phase III Clinical Trial, following study database release for such Clinical Study as set forth in the statistical analysis plan, a presentation consisting of the principal results of such Clinical Study, including the following information: (a) demographics, disposition and baseline characteristics; (b) whether the Clinical Study met its primary endpoints or secondary endpoints as set forth in the protocol for the Clinical Study; and (c) safety parameters.

1.33	“ICH” – the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use or any successor organisation thereto.

1.34	“IND” - any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States or any comparable application filed with any Regulatory Authority outside of the United States.

1.35	“Invention” - any improvement, enhancement or modification of Product and/or Compound by a Party or their respective Affiliates or subcontractors, whether patentable or not.

1.36	“Insolvency Event” - in relation to either Party, means any one of the following:

1.36.1	a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party;

1.36.2	a resolution shall have been passed by that Party’s directors to seek a winding up or a petition for a winding up shall have been presented against that Party which, in the case of a petition presented against a Party, shall not have been appealed within seven (7) days of having been lodged or such an order shall have been made and shall not have been dismissed within thirty (30) days thereafter;

1.36.3	a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or an encumbrancer takes steps to enforce or enforces its security against such Party which shall not have been dismissed by a court of competent jurisdiction within thirty (30) days thereafter;

1.36.4	(a) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator, or (b) an application for an administration order shall have been made to the court or a notice of appointment of an administrator shall have been filed at the court in respect of that Party, which in the case of such an application made to the court or notice filed with the court, shall not have been appealed within seven (7) days of having been made or filed or such an order or appointment shall have been dismissed within thirty (30) days thereafter;

1.36.5	any other step or event shall have been taken or arisen in the jurisdiction in which a Party shall be incorporated or organized, in respect of such Party, which is similar or analogous to any of the steps or events set forth in Subsections 1.36.1 through 1.36.4 above (including under the relevant laws of Copenhagen, Denmark or the State of Delaware, as applicable) which, in the case of a filing made against a party, shall not have been appealed within seven (7) days of having been lodged or such an order shall have been made and dismissed within thirty (30) days thereafter; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.36.6	that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any similar type of voluntary arrangement with its creditors.

1.37	“International Financial Reporting Standards” or “IFRS” - the International Financial Reporting Standards established by the International Accounting Standards Board, as amended from to time.

1.38	“Know How” - proprietary information, within the Field, of a Party, relating to Compound and/or Product, which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, Inventions, methods, models, assays, reagents, research plans, procedures, designs for experiments and tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities. Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.39	“Knowledge” - with respect to the Party to which such term is attributed, the actual knowledge of the persons listed in Schedule H and employed by such Party as of the Effective Date.

1.40	“Licensed IP” - (a) Lundbeck Current Know How, (b) Lundbeck Current Patent Rights, (c) Lundbeck Future Patent Rights, (d) Lundbeck Future Know How and (e) and Lundbeck Non Exclusive Patent Rights and Know How.

1.41	“Litigable Matter” – a Dispute to the extent relating to (a) the validity or enforceability of Patent Rights, or (b) the non-disclosure, non-use and maintenance of Confidential Information.

1.42	“Losses” - any and all liabilities, damages, losses and expenses (including reasonable lawyers’ fees and disbursements). In calculating “Losses”, the duty to mitigate on the part of the Party suffering the Losses shall be taken into account.

1.43	“Lundbeck Current Know How” - the Know How Controlled by Lundbeck or its Affiliates as of the Effective Date relating to Compound and/or Product and which is necessary to Develop or Commercialise Compound and/or Product.

1.44	“Lundbeck Current Patent Rights” - any Patent Rights Controlled by Lundbeck or its Affiliates as of the Effective Date that claim or cover the researching, Developing, making, having made, using, having used, Commercialising and having Commercialised Compound and/or Product in the Field set out in Schedule A.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.45	“Lundbeck Future Know How” - Know How that, subject to Section 7.2.1, becomes Controlled by Lundbeck or its Affiliates during the Term relating to Compound and/or Product.

1.46	“Lundbeck Future Patent Rights” – any Patent Rights that, subject to Section 7.2.1, become Controlled by Lundbeck or its Affiliates during the Term that claim or cover the researching, Developing, making, using and Commercialising Compound and/or Product.

1.47	“MAA” - regulatory application filed with the EMA seeking to obtain Regulatory Approval for a pharmaceutical product (including all additions, supplements, extensions and modifications thereto).

1.48	“Major Markets” – collectively, the Asian Major Markets, South American Major Markets, the EU, Russia, Australia, the Gulf Major Markets, Turkey and North America.

1.49	“Major Market” – any of the Major Markets, as applicable.

1.50	“Manufacturing Information” – Know How proprietary to Lundbeck relating to manufacturing of Compound.

1.51	“NDA” - a new drug application filed with the FDA pursuant to Part 314 of Title 21 of the U.S. Code of Federal Regulations seeking to obtain Regulatory Approval for Compound and/or Product (including all additions, supplements, extensions, and modifications thereto), or any equivalent new drug license under Applicable Law in any other country in the Territory where Compound and/or Product is Commercialised.

1.52	“Net Sales” - with respect to any Compound or Product, the gross invoiced sales price of such Compound or Product sold by Ovid, its Affiliates or Sub-licensees (the “Selling Party”), in bulk form or finished product form in arm’s-length transactions to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

1.52.1	transportation charges relating to Product to the extent actually invoiced to Ovid’s customers, including handling charges and insurance premiums relating thereto;

1.52.2	sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to Product and any other equivalent governmental charges imposed on the importation, use or sale of Product;

1.52.3	government-mandated and other rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs) or fees;

1.52.4	customary trade, quantity and cash discounts allowed on Product;

1.52.5	allowances or credits to customers on account of retrospective price reductions affecting Product;

1.52.6	customary rebates and charge-backs, including those granted to managed care or similar organizations;

1.52.7	uncollectible amounts on previously sold products, provided that Ovid shall use Reasonable Best Efforts to collect such amounts before they are deductible under this Section 1.52.7; and

1.52.8	the portion of any fees payable by Ovid or its Affiliates pursuant to the Affordable Care Act as a result of the sale of Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The transfer of Product by Ovid or one of its Affiliates to another Affiliate shall not be considered a sale unless the Affiliate is a bona fide purchaser at fair market value for resale (e.g., if the Affiliate is a wholesaler). If the Affiliate is not an end user, Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first Third Party trade purchaser, less the deductions allowed under this Subsection. Disposal of Product for or use of Product in Clinical Studies or as free samples in quantities common in the industry for this sort of Product shall not give rise to any deemed sale under this definition.

Net Sales shall be calculated and accounted for in accordance with U.S. GAAP; provided, that if Ovid or its Affiliates change accounting standards during the Term (e.g., from U.S. GAAP to IFRS), then Net Sales hereunder may be calculated and accounted for in accordance with such different set of accounting standards, consistently applied, following such change; provided, further, that Ovid shall promptly notify Lundbeck of any such change to Ovid’s accounting standards.

If Product is sold for other than cash payment Net Sales of Product shall be deemed to be cash value of such other payment.

If Product is sold as part of a Combination Product, Net Sales of such Product shall be deemed to be an amount equal to the following:

(X divided by Y) multiplied by Z,

where “X” is the average sales price during the applicable reporting period achieved for the relevant Product in the country in which such sale occurred when the Product contains only Compound and no other active pharmaceutical ingredient;

“Y” is the sum of the average sales price as a single entity during the applicable reporting period achieved in that country (as applicable) of each product included in the Combination Product when such product is sold as a separate product and not as part of a Combination Product; and

“Z” is the single price at which the relevant Combination Product was actually sold.

In the event that no separate sale of either (a) Product comprising the Compound as the sole active pharmaceutical ingredient, or (b) a product containing the other active pharmaceutical ingredient(s) included in the Combination Product, are made during the accounting period in which the sale was made or if the price for a particular therapeutically active ingredient cannot otherwise be determined for an accounting period, Net Sales allocable to the Product shall be determined by mutual agreement of the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient in the Combination Product, and relative value to the end user of each therapeutically active ingredient; provided, that if the Parties cannot reach mutual agreement prior to the end of the applicable accounting period, such matter shall be resolved in accordance with Section 19. For clarity: Ovid shall only pay royalties on its sale of Product either in bulk or as finished product, whichever is sold in a Third Party transaction, but not on both.

1.53	“North America” – the U.S., Canada and Mexico.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.54	“Ovid IP” or “Ovid Intellectual Property” - Ovid Know How and Ovid Patent Rights.

1.55	“Ovid Know How” – the Know How that is Controlled by Ovid or its Affiliates during the Term relating to Compound and/or Product and which is necessary to Develop or Commercialise Compound and/or Product.

1.56	“Ovid Patent Rights” - any Patent Rights that become Controlled by Ovid or its Affiliates during the Term that claim or cover the researching, Developing, making, having made, using, having used, Commercialising and having Commercialised Compound and/or Product.

1.57	“Patent Right(s)” – (a) patent applications and patents in any country or supranational jurisdiction in the Territory, and (b) with respect to such patent applications and patents, any utility certificates, improvement patents and models, certificates of addition, divisional applications, refilings, renewals, re-examinations, continuations, continuations-in-part, patents of addition, extensions (including patent term extensions), reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, supplementary protection certificates and equivalent protection rights (e.g., in relation to paediatric extensions), and any equivalents of the foregoing.

1.58	“Partner” - a Third Party with which Ovid has entered into a Partnership.

1.59	“Partnership” - any Development or Commercialisation relationship with a Third Party where such Third Party is not a subcontractor, assignee or successor in business (i.e., where such Third Party obtains a license, sublicense or similar rights from Ovid to Develop or Commercialise Compound or Product).

1.60	“Person” - any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Competent Authority or any other entity not specifically listed herein.

1.61	“Phase III Clinical Trial” - a human clinical trial of Compound or Product for an indication on a sufficient number of subjects that is designed to establish that Compound or Product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with Compound or Product in the dosage range to be prescribed, and to support Regulatory Approval to market such Compound or Product in patients having the indication being studied, as more fully defined in 21 C.F.R. §312.21(c) or its successor regulation, or the equivalent in any foreign country.

1.62	“Product(s)” - any pharmaceutical product in which the Compound is an active pharmaceutical ingredient, alone or in combination with one or more other active pharmaceutical ingredients, in any and all forms, presentations, dosages and formulations.

1.63	“Quarter” - a period of three (3) consecutive months ending on 31 March, 30 June, 30 September or 31 December and “Quarterly” shall be construed accordingly.

1.64

“Reasonable Best Efforts” - means commercially reasonable efforts and resources as commonly used by a similar size pharmaceutical company to Develop and Commercialise a product Controlled by such a company or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

similar market potential taking into account efficacy, safety, approved and/or anticipated labelling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent or other intellectual property rights, and other relevant factors, including technical, legal, scientific and/or medical factors. Reasonable Best Efforts shall be determined on a country-by-country and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Product and the country(s) involved.

1.65	“Regulatory Approval” - all approvals (including, without limitation, where applicable, orphan drug designation, Product and/or establishment licenses, registrations or authorizations of any Regulatory Authority) necessary for the Development, manufacture, use or Commercialisation of Product in the applicable jurisdiction, including any label expansions of any of the above.

1.66	“Regulatory Authority” - any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction involved in the granting of regulatory marketing authorisation, including the EMA and the FDA.

1.67	“South American Major Markets” – Argentina, Brazil, Chile and Venezuela.

1.68	“Specifications” – shall mean the Compound specifications set out in Schedule F.

1.69	“Stock Purchase Agreement” - the agreement entered into by the Parties simultaneously with this Agreement under which Lundbeck receives Ovid shares.

1.70	“Strategic Acquisition” - with regard to a Party, any consolidation with or merger into, or acquisition of all of the stock or assets of, a Person having a portfolio of two (2) or more pharmaceutical products in clinical development or under Commercialisation.

1.71	“Sub-licensee” – a Third Party to whom Ovid has granted a sublicense under the Licensed IP.

1.72	“[*]” – with respect to the [*], (a) the [*] for such [*], and/or (b) the [*] and [*] of the [*]. Provided, however, if [*] but [*], this will not be [*].

1.73	“Territory” - all countries in the world.

1.74	“Third Party” - a party other than either of the Parties or any of their respective Affiliates.

1.75	“Third Party License” - any license or other agreement between a Third Party and Ovid or its Affiliate, pursuant to which Ovid or its Affiliate, as applicable, is granted a license to Patent Rights or Know How Controlled by a Third Party, where such license is required for the Development or Commercialisation of Compound or Products due to infringement by the Licensed IP of Third Party rights.

1.76	“United States” or “U.S.” - the United States of America, including its territories and possessions.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.77	“USD” - the legal tender of the U.S.

1.78	“U.S. GAAP” - United States generally accepted accounting principles.

1.79	“Valid Claim” - with respect to any country, a claim of an issued and unexpired patent in such country which has not been revoked, held unenforceable, unpatentable or invalid by an administrative agency, court or other governmental agency of a competent jurisdiction in a final and non-appealable decision (or such decision is unappealed within the time allowed for appeal), and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.80	“VAT” - the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed elsewhere instead of or in addition to value added tax.

1.81	Each of the following definitions is set forth in the section of the Agreement indicated below, all of which are highlighted in brackets and in capital first letters “…”:

Defined Term	Section
Affected Party	17.1
CEO(s)	19.2
Defaulting Party	14.2
Development Milestone Amount	4.2
Development Milestone Event	4.2
Development Plan	5.5
Development Report	5.4
Disbursing Party	4.31
Disclosing Party	10.1
Dispute	19.2
DMF Preparation Fee	4.21
Effective Date	Preamble
Exercise Notice	2.4
Financial Arbitrator	4.29
Financial Report	4.24
Fully Burdened Cost	Schedule E
Indemnitee	12.4
Infringement	8.4
Initial Price	5.12
Initial Royalty Term	4.18
Joint IP	7.3
License	2.1
Lundbeck	Preamble
Lundbeck Non-exclusive Patent Rights and Know How	7.2.2
Manufacturing Re-establishment Costs	4.23
Manufacturing Royalty Term	4.18
Negotiation Period	2.4
Non-Affected Party	17.1
Ovid	Preamble
Ovid’s Negotiation Notice	2.4
Paragraph IV Notice	8.9

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Defined Term	Section
Parties	Preamble
Party	Preamble
Receiving Party	10.1
Regulatory Milestone Amount	4.5
Regulatory Milestone Event	4.5
Right of First Negotiation	2.4
Initial Royalty Term	4.18
Sales Milestone Amount	4.9
Sales Milestone Event	4.9
Selling Party	1.49
Supply Agreement	5.10
System Maintenance Fee	4.22
Term	14.1
Terminating Party	14.2
Third Party Claim	12.1
Withholding Taxes	4.31

1.82	In this Agreement:

1.82.1	unless the context otherwise requires, all references to a particular Section, paragraph or Schedule shall be a reference to that Section, paragraph or Schedule in or to this Agreement as it may be amended from time to time;

1.82.2	the table of contents and headings are inserted for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.82.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.82.4	reference to the words “include” or “including” are to be construed without the limitation to the generality of the preceding words; and

1.82.5	reference to any statute or regulation includes any modification or reenactment of that statute or regulation.

2.	LICENSE GRANT AND RETENTION OF RIGHTS

License Grant

2.1	Subject to the terms and conditions of this Agreement, Lundbeck hereby grants to Ovid an exclusive (even as to Lundbeck), royalty-bearing, perpetual, sub-licensable (through multiple tiers) licence under the Licensed IP to research, have researched, Develop, have Developed, use, have used, make and have made (subject to Section 5.10), Commercialise and have Commercialised Compound and/or Product in the Field in the Territory (the “License”).

Retained Rights

2.2	Lundbeck retains the right for itself to (a) manufacture Compound under this Agreement and the Supply Agreement in accordance with the terms herein and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

therein, (b) perform non-commercial research activities related to Compound and manufacture Compound in relation to such research activities and (c) exploit Licensed IP outside the Field. Lundbeck’s Retained Rights and any activities carried out in relation to Lundbeck’s Retained Rights are subject to Section 9. Lundbeck may designate Third Parties to exercise its rights under this Section 2.2; provided that the designation is made in writing and the Third Party permit Lundbeck to comply with its obligations under Section 9. Further, neither Lundbeck nor its Affiliates or any Third Parties, are entitled to file any patents relating to Compound in the exercise of Lundbeck’s Retained Rights, which will prevent Ovid from researching, Developing, manufacturing and/or Commercialising Compound and/or Product without a license or other rights from Lundbeck, its Affiliates or any Third Party.

2.3	As of the Effective Date and to the Knowledge of Lundbeck, the License granted in Section 2.1 is subject only to the rights granted to Third Parties under the agreements sets forth on Schedule C and no other rights have been granted to Third Parties. Further, the rights granted to Third Parties do not include any rights to Commercialise Compounds or Products. Lundbeck covenants that no agreements set forth on Schedule C shall be amended, modified or altered, in any way, that may adversely affect Ovid without Ovid’s prior written consent.

Right of First Negotiation

2.4	Ovid hereby grants Lundbeck a right of first negotiation, [*] to enter into an agreement to Develop and/or Commercialise Compound and/or Product in [*] (the “Right of First Negotiation”). If Ovid intends to enter into a Partnership to Develop and/or Commercialise Compound and/or Product in [*], Ovid shall notify Lundbeck in writing of Ovid’s intention, including a brief description of the intended Partnership and the [*] (“Ovid’s Negotiation Notice”). Lundbeck shall have [*] following the date of Ovid’s Negotiation Notice to notify Ovid in writing that Lundbeck wishes to exercise its Right of First Negotiation (the “Exercise Notice”). If Ovid’s Negotiation Notice pertains to [*], then the Exercise Notice shall specify [*] Lundbeck wishes to exercise its Right of First Negotiation. If Lundbeck delivers the Exercise Notice within such [*] period, then the Parties shall engage in exclusive good faith negotiations for a period of up to [*] to enter into definitive agreements for the proposed agreement (the “Negotiation Period”).

2.5	Ovid is not entitled to negotiate with Third Parties regarding a Partnership subject to the Right of First Negotiation prior to delivery of Ovid’s Negotiation Notice.

2.6	If Lundbeck does not deliver the Exercise Notice within the required [*] period, or if the Parties are unable to enter into definitive agreements for the proposed Partnership before the expiration of the Negotiation Period, then Ovid shall have the right to enter into a Partnership with a Third Party for [*] that was the subject of Ovid’s Negotiation Notice; provided, that [*].

2.7	If Ovid has not entered into a definitive agreement with a Third Party for the Partnership proposed by Ovid’s Negotiation Notice within [*] after the date of Ovid’s Negotiation Notice, then Lundbeck’s Right of First Negotiation shall reset solely with respect to the rights set forth in Ovid’s Negotiation Notice.

2.8	If the proposed partnership is solely a Co-Promotion Partnership then Lundbeck shall deliver the Exercise Notice within [*] following Ovid’s Negotiation Notice and the Negotiation Period shall be [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.	DOCUMENTS; TECHNOLOGY TRANSFER

3.1	Lundbeck hereby agrees to provide to Ovid, as soon as reasonably practicable following the Effective Date, a list of (a) all material Documents forming part of the Lundbeck Current Know How that are in the Control and possession of Lundbeck or otherwise reasonably available to Lundbeck at such time, excluding Compound Manufacturing Information, and (b) any other material Documents relating to Compound and/or Products, including copies of submissions to and correspondence with Regulatory Authorities and data relating to Compound formulations. At the request of Ovid, and at no additional expense to Ovid, Lundbeck shall by 1 May 2015 provide to Ovid electronic copies of any of the Documents on such list; provided, however, that solely the types of Documents listed in Schedule G, shall be supplied to Ovid under this Agreement.

3.2	From time to time during the Term, and at no additional cost to Ovid, Lundbeck shall provide to Ovid access to any other material Documents relating to Lundbeck Current Know How and Lundbeck Future Know How, solely relating to Compound and /or Product, reasonably requested by Ovid and necessary for Ovid’s Development and Commercialisation of Compound and/or Product; provided, however, that solely the types of Documents listed in Schedule G, shall be supplied to Ovid under this Agreement.

3.3	Subject to Sections 5.10 and 5.11, Ovid shall have the right to request that Lundbeck commences a manufacturing technology transfer to Ovid or Third Party of any manufacturing technology Controlled by Lundbeck that is reasonably necessary for the Development and Commercialisation of Compound and/or Product. Ovid shall reimburse Lundbeck all out of pocket costs and reasonable, internal cost related to such technology transfer.

3.4	The Parties acknowledge the significant contribution and experience of Lundbeck and Lundbeck employees to the research and Development of Compound prior to the Effective Date and that these contributions and experience may be valuable to Ovid. Accordingly, Ovid is entitled to meet with employees of Lundbeck who hold significant experience or expertise in the Development or manufacture of Compound [*]. The Venue for the meetings shall be Lundbeck’s premises in Valby, Copenhagen or via electronic media. Ovid shall provide reasonable notice to Lundbeck requesting such a meeting and Lundbeck’s approval of date and agenda of meeting shall not be unreasonably withheld. Each Party shall bear their own cost in relation to such meetings.

4.	FINANCIAL PROVISIONS

Share Transfer

4.1	No later than ten (10) days following the Effective Date Ovid shall transfer to Lundbeck shares representing [*] of Ovid’s common stock in accordance with the terms and conditions set forth in the Stock Purchase Agreement.

Development Milestone

4.2	Upon Successful Completion of the first Phase III Clinical Trial for Product (the “Development Milestone Event”), Ovid shall pay to Lundbeck Ten Million Dollars (USD 10,000,000) (the “Development Milestone Amount”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.3	Payment of the Development Milestone Amount is due [*] after [*]. The Development Milestone Amount shall only be payable once no matter how many times the Development Milestone Event occurs and no more than Ten Million Dollars (USD 10,000,000) shall be payable under Sections 4.2 and 4.4.

4.4	The Parties agree that if [*], then Ovid shall pay to Lundbeck the Development Milestone Amount within [*].

Regulatory Milestones

4.5	Ovid shall make each of the milestone payments set forth below (each, a “Regulatory Milestone Amount”) upon the first occurrence of the corresponding regulatory milestone event after the Effective Date with respect to Product (each, a “Regulatory Milestone Event”):

Event	Amount
[*]	[*]

4.6	Each of the above Regulatory Milestone Amounts shall only be payable once no matter how many times each Regulatory Milestone Event occurs and no more than [*] shall be payable under Section 4.5.

4.7	For clarity, Ovid shall pay to Lundbeck each Regulatory Milestone Amount the first time that the corresponding Regulatory Milestone Event occurs even if multiple Regulatory Milestone Events occur during the same Calendar Year.

4.8	Ovid shall report the occurrence of each Regulatory Milestone Event to Lundbeck no later than [*] after its occurrence. Lundbeck is then entitled to issue an invoice payable by Ovid within [*] after receipt of said invoice. Notwithstanding the foregoing, payment of the Regulatory Milestone Amount for the first Regulatory Milestone Event [*] is due no later than [*] after such Regulatory Milestone Event has occurred.

Sales Milestones

4.9	Ovid shall make each of the milestone payments set forth below (each, a “Sales Milestone Amount”) upon the first occurrence of the corresponding sales milestone event (each, a “Sales Milestone Event”):

Event	Amount
First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]

First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]

First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]

First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]

4.10	Each of the above Sales Milestone Amounts shall only be payable once no matter how many times each Sales Milestone Event occurs and no more than [*] shall be payable under Section 4.9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.11	For clarity, Ovid shall pay to Lundbeck each Sales Milestone Amount the first time that the corresponding Sales Milestone Event occurs even if multiple Sales Milestone Events occur during the same Calendar Year, so that multiple sales milestones may be owed in any Calendar Year.

4.12	Ovid shall report the occurrence of each Sales Milestone Event to Lundbeck in the Financial Report. Lundbeck is then entitled to issue an invoice payable by Ovid within [*] after receipt of said invoice.

Royalties outside Asian Major Markets

4.13	For all countries in the Territory, except for the Asian Major Markets, Ovid shall pay to Lundbeck the following tiered royalties based on accumulated Net Sales for all Products in in a Calendar Year as set forth below:

Annual Net Sales	Royalty Percentage
The portion of Net Sales for all Products in a Calendar Year up to and including USD [*]	[*]%

The portion of Net Sales for all Products in a Calendar Year including or exceeding [*] but less than or equal to [*]	[*]%

The portion of Net Sales for all Products in a Calendar Year including or exceeding [*]	[*]%

Royalties in Asian Major Markets

4.14	If Ovid Commercialises a Product in any of the Asian Major Markets with a Partner other than Lundbeck, Ovid shall pay to Lundbeck (a) [*] of that portion of royalties (any share of Net Sales, supply price less Fully Burdened Cost of goods) or on Net Sales of Products in the Asian Major Markets payable by the Partner to Ovid or its Affiliates, and (b) [*] of other payments payable by the Partner to Ovid or its Affiliates attributable to the Development or Commercialisation of Compound and/or Product in any of the Major Asian Markets. For purposes of this Section 4.14, “other payments” shall include milestone payments, lump sums, any up-front payment, etc., but shall not include royalties under Section 4.14(a).

4.15	Ovid shall be entitled to set off from any amounts payable under Section 4.14 up to [*] of its actual and reasonable out-of-pocket costs incurred in order to conduct Development activities for Compound and/or Products in any Asian Major Market. Ovid’s right to set off under this Section 4.15 shall only apply to the extent that the costs in question have not been reimbursed or paid by the Partner or by any other Third Party.

4.16	Ovid is obliged to disclose to Lundbeck all material financial terms and other relevant terms, in any agreement subject to Section 4.14 to the extent necessary for Lundbeck to ensure compliance with this Agreement.

4.17	If Ovid chooses to Develop and/or Commercialise Product in any of the Asian Major Markets without a Partner, the royalties and milestones in Section 4.5, 4.9 and 4.13 as well as the off-set in 4.15 shall apply.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Royalty Term

4.18	Ovid’s obligation to pay royalties under Section 4.13 and to make payments under Section 4.14 shall commence upon the First Commercial Sale, country-by-country, of such Product and shall expire on a country-by-country and Product-by-Product basis on the expiration of the last Valid Claim of the Licensed IP (other than the Joint IP) or ten (10) years after First Commercial Sale of a Product, whichever is period is the longest (the “Initial Royalty Term”). After expiry of the Initial Royalty Term if, and for as long as, Lundbeck manufactures Compound for Ovid, Ovid shall in addition to Fully Burdened Cost of such manufactured Compound, pay to Lundbeck a royalty percentage of [*] of Annual Net Sales of the Product manufactured by Lundbeck (the “Manufacturing Royalty Term”).

Royalties in Case of Generic Product Competition

4.19	If at any time Generic Product Competition exists in a given country with respect to a Product, then the royalty rate with respect to sales of such Product in such country shall be reduced (prior to giving effect to any reductions set forth in Sections 4.15 and 4.20) to [*]. For clarity, if Generic Product Competition ceases to exist then the royalty rates shall no longer be reduced.

Royalties in Case of Third Party Licenses

4.20	Subject to 8.5, Ovid shall pay all documented amounts due under Third Party Licenses; provided, that Ovid shall be entitled to a credit against the royalties otherwise due to Lundbeck under Sections 4.13 and 4.14 by an amount equal to [*] of the total royalties paid by Ovid or its Affiliate to a Third Party with respect to such Product under any Third Party Licenses. Notwithstanding the foregoing, such credit shall not cause the royalty rate payable to Lundbeck, after giving effect to any other reductions contemplated by this Section 4, to be reduced to less than [*] of the amounts that would otherwise be payable by Ovid to Lundbeck under this Section 4; provided, further, that Ovid shall have the right to carry forward for application against royalties payable with respect to such Product in future periods any uncredited amount, until such time when the foregoing limitation would not apply.

DMF Preparation Fee

4.21	Ovid will pay to Lundbeck a lump sum payment of [*] for the preparation of the DMF and preparation for pre-approval inspection (the “DMF Preparation Fee”). Upon initiation of a Phase III Clinical Trial, Lundbeck is entitled to issue an invoice for the DMF Preparation Fee payable by Ovid within [*] after receipt of said invoice. Should the preparation of the DMF require significant additional work (e.g., a DMF re-write), then Ovid will pay to Lundbeck the cost of this additional work at a FTE rate of [*] up until further [*]. The DMF Preparation Fee cannot exceed [*].

System Maintenance Fee

4.22

Ovid will pay to Lundbeck [*] per Calendar Year for maintenance of systems necessary for analysis and release of Compound (the “System Maintenance Fee”). Ovid’s obligation to pay the System Maintenance Fee shall commence upon Regulatory Approval of the first Product and shall terminate in the event that Lundbeck is no longer supplying Ovid with Compound under Section 5 or the Supply Agreement. The first and last System Maintenance Fee shall be pro-rated based on (i) the remaining

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

portion of the Calendar Year during which Regulatory Approval of the first Product was granted or (ii) the portion of the Calendar Year during which Lundbeck is supplying Ovid with Compound. Upon Regulatory Approval of the first Product, Lundbeck is entitled to issue an invoice for the first System Maintenance Fee payable by Ovid within [*] after receipt of said invoice. Thereafter, Ovid shall pay the System Maintenance Fee for each Calendar Year on [*].

Manufacturing Re-establishment Costs

4.23	The Parties acknowledge that Lundbeck’s time and expertise is needed to manufacture Compound to permit Ovid to Develop Product; therefore, Ovid will pay to Lundbeck all reasonable, documented costs for re-establishment of the Compound manufacturing to the extent such re-establishment is required to supply Compound to Ovid under Section 5 and the Supply Agreement (the “Manufacturing Re-establishment Costs”). For clarity, the Manufacturing Re-establishment Costs shall not include costs attributable to the manufacturing of products, compounds or active pharmaceutical ingredients other than Compound. Lundbeck is entitled to issue an invoice for the Manufacturing Reestablishment Costs payable by Ovid within [*] after receipt of said invoice. Lundbeck shall, at the request of Ovid, permit an internationally recognized independent accountant selected by Ovid to have access during ordinary business hours upon reasonable notice, to such books and records as may be necessary to determine the basis of any Manufacturing Re-establishment Costs. Ovid shall be responsible for expenses for the independent certified public accountant, except that Lundbeck shall reimburse Ovid in full thereof if the independent accountant determines that Ovid overpaid Manufacturing Re-establishment Costs by [*] or more over the period being audited, in which case documented and reasonable audit fees for such examination shall be paid by Lundbeck.

Timing of Payments; Financial Report

4.24	Except as otherwise stipulated, Ovid shall make payments due to Lundbeck under Section 4 at Quarterly intervals. Within [*] of the end of each Quarter, Ovid shall provide Lundbeck with a report summarising the Net Sales of each Product (including the various elements of the Net Sales calculation) during the relevant Quarter, the currency conversion rate, if applicable, the taxes withheld, if any, and the total royalties and other payments due under Sections 4.9, 4.13 and 4.14 (the “Financial Report”). As part of the Financial Report summarising Net Sales of each Product delivered at the end of the fourth (4th) Quarter of each Calendar Year, Ovid shall include a report showing the total Net Sales of each Product for the Calendar Year in question and the royalties payable thereon calculated in accordance with Section 4. Concurrent with the delivery of each Financial Report, Ovid shall make the payments due to Lundbeck for the Calendar Quarter covered by such Financial Report.

4.25	Net Sales and amounts due hereunder shall be expressed in USD and the Parties shall make all payments in USD, except where otherwise specifically stipulated. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows: when calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into USD using the rate of exchange for such currencies at the time published by the European Central Bank in Frankfurt (e.g., on Reuters Screen <ECB37>), on the last day of the relevant Quarter in accordance with Ovid’s then current standard practices.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.26	All payments made to Lundbeck under this Agreement shall be made by wire transfer to the account of Lundbeck [*] or any other bank account that may be notified by Lundbeck to Ovid from time to time. All payments made to Ovid under this Agreement shall be made by wire transfer to a bank account designated by Ovid in writing ten (10) days before the payment is due. Ovid may not, without the prior written consent of Lundbeck, make any payments to Lundbeck from a jurisdiction outside the U.S.

4.27	If a Party fails to make any payment on the due date for payment and the payment is not in dispute between the Parties, without prejudice to any other right or remedy available to a Party, then such Party shall be entitled to charge the other Party interest (both before and after judgement) on the amount owed and unpaid at the annual rate of London Interbank Offered Rate (LIBOR) or Euro Interbank Offered Rate (EURIBOR) plus [*], calculated on a daily basis until payment in full is made.

Audits

4.28	Ovid and its Affiliates shall keep and shall require its Sub-licensees to keep, full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating all royalties and other amounts payable to Lundbeck under Sections 4.9, 4.13, 4.14, 4.15 and 4.19 for a minimum period of [*]. Upon timely request by Lundbeck, Lundbeck shall have the right to instruct an independent, internationally recognised, accounting firm to perform an audit, conducted so far as appropriate in accordance with U.S. GAAP, for the period or periods requested by Lundbeck on the following basis:

4.28.1	such firm of accountants shall be given access to and shall be permitted to examine such books and records upon [*] notice to Ovid, and at all reasonable times on Business Days and for no longer than [*], for the purpose of certifying to Lundbeck whether the Net Sales and other sums calculated and reported by Ovid or its Affiliates during any Calendar Year were calculated correctly in accordance with this Agreement (and if such certification cannot be given specifying the reasons why which will enable the Parties to recalculate the relevant sums). Ovid shall during these [*] and to a reasonable extent after these [*] make available personnel to answer queries on all books and records required for the purpose of that certification;

4.28.2	prior to any such examination taking place, such firm of accountants shall undertake to Ovid that they shall keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any Third Party or Lundbeck, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to issue the certificate to Lundbeck which this Section 4.28 envisages;

4.28.3	any such access examination and certification shall occur no more frequently than [*] and will not go back over records more than [*] old; and

4.28.4

if the certification is in disagreement with the Net Sales and other sums calculated by Ovid, Ovid shall notify Lundbeck within [*] whether or not Ovid agrees with the certification. If Ovid notifies its agreement with the certification within the [*] period or fails to give any notification within that period, the sums included in the certification shall be used for purposes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of calculating any monies owed. The cost of the audit shall be the responsibility of Lundbeck unless the recalculation shows that Ovid’s previous figures supplied to Lundbeck are inaccurate by more than [*], in which case the reasonable and documented cost of the audit shall be the responsibility of Ovid.

4.29	If within [*] after Lundbeck receives notice from Ovid of its disagreement with the certification Ovid and Lundbeck have not resolved the disagreement, either Party may refer the items in dispute to a partner of at least ten (10) years qualified experience at an independent, internationally recognised, public accounting firm agreed by the Parties in writing for attempted resolution (the “Financial Arbitrator”). The Financial Arbitrator appointed shall act on the following basis:

4.29.1	the Financial Arbitrator shall act as an arbitrator to the extent that both Parties agree that the Financial Arbitrator is capable and qualified of settling the matter;

4.29.2	the Financial Arbitrator’s terms of reference shall be to determine the matters in dispute within [*] of his appointment;

4.29.3	the Parties shall each provide the Financial Arbitrator with all information relating to the items in dispute which the Financial Arbitrator reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

4.29.4	the decision of the Financial Arbitrator is final and binding on the Parties.

4.29.5	the Financial Arbitrator’s costs shall be paid by Ovid and Lundbeck as the Financial Arbitrator may determine, taking into consideration the extent to which each Party has succeeded in its claim; and

4.29.6	should a Party reasonably object to the use of a Financial Arbitrator in relation to solving a dispute, the matter will be solved according to Section 19. Such objection could be based on the fact that a dispute will demand legal interpretation rather than financial capabilities. An objection must be raised prior to the decision of the Financial Arbitrator or within [*] after appointment of the Financial Arbitrator, which ever time comes first.

Taxes

4.30	The parties do not expect any VAT to be payable under this Agreement, however all payments to Lundbeck under this Agreement are expressed to be exclusive of value added tax howsoever arising and Ovid shall pay to Lundbeck in addition to those payments all value added tax for which Lundbeck is liable to account to any Competent Authority in relation to any supply made or deemed to be made for value added tax purposes to this Agreement on receipt of a tax invoice or invoices from Lundbeck. Without limiting the foregoing, it is expected that any goods or services purchased or sold under this Agreement shall have a zero rating (for tax purposes) under Applicable Law.

4.31

Each Party will be responsible for any and all income or other taxes owed by it and required by Applicable Law to be withheld or deducted from any of the payments made by or on behalf of the other Party (“Disbursing Party”) to it hereunder (“Withholding Taxes”) and the Disbursing Party may deduct from any amounts that the Disbursing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party is required to pay hereunder an amount equal to such Withholding Taxes. Any amounts withheld shall be deemed as paid by the Disbursing Party to the other Party for all purposes under this Agreement. Each Party will provide the other Party with (a) reasonable advance notice of tax withholding obligations to which it reasonably believes that it is subject, and (b) any reasonable information available to it that is necessary to determine the Withholding Taxes. The Disbursing Party will pay such Withholding Taxes to the proper taxing authority for the other Party’s account and evidence of such payment will be secured and sent by the Disbursing Party to the other Party within one (1) month of such payment. The Parties will do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable each Party or its Affiliates to (i) take advantage of any applicable legal provision or any treaty provisions with the object of paying the sums due to such Party hereunder with the lowest legal amount of Withholding Taxes, and (ii) comply with its tax withholding obligations.

4.32	The Parties shall reasonably co-operate to minimise any deduction or withholding in relation to any payments pursuant to this Agreement.

5.	DEVELOPMENT

Diligence

5.1	Ovid shall use Reasonable Best Efforts to Develop Product at its own cost and risk.

5.2	Ovid shall ensure that Development activities are carried out in accordance with Applicable Law.

Records

5.3	Ovid shall keep or cause to be kept detailed written records and reports of the progress of Development activities in sufficient detail and in good scientific manner appropriate for all purposes, including obtaining and maintaining Regulatory Approval and making patent filings. These written records and reports shall properly reflect all the material work done and the material results achieved in carrying out Development activities.

Development Reports; Development Plans

5.4	Ovid shall, once yearly, until the First Commercial Sale in the United States of a Product, provide to Lundbeck a written report describing Development activities undertaken by Ovid or on its behalf during the preceding Calendar Year with regards to Compound and/or Products, including submissions sent to Regulatory Authorities regarding the Products and the results of any pre-clinical trials or Clinical Studies (the “Development Report”). Such report shall be submitted within thirty (30) days of the end of each Calendar Year and shall be considered the Confidential Information of Ovid.

5.5	Ovid shall, once yearly until the First Commercial Sale in the United States of a Product, provide to Lundbeck a written plan describing the efforts that Ovid plans to use in the following Calendar Year with regards to Development of Compound and/or Products (the “Development Plan”). Such plan shall be submitted within thirty (30) days of the end of each Calendar Year and shall be considered the Confidential Information of Ovid. The first Development Plan shall be submitted to Lundbeck one hundred and twenty days (120) after the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.6	Ovid shall furthermore provide Lundbeck with reasonable supplementary information relating to Development of Compound and/or Product requested by Lundbeck solely to the extent necessary for Lundbeck to determine Ovid’s compliance with this Agreement.

Regulatory Filings

5.7	Ovid shall use Reasonable Best Efforts for the preparation, submission, prosecution and maintenance of all filings and applications with Regulatory Authorities required to obtain all necessary Regulatory Approvals to Develop or Commercialise Products and shall maintain all Regulatory Approvals that have been granted. Ovid shall as soon as practicably possible inform Lundbeck in writing of each MAA or NDA filing made or Regulatory Approval obtained by Ovid, its Affiliate, Sub-licensee or Partner in relation to Product. Lundbeck shall be responsible for the preparation, submission, prosecution and maintenance of the DMF; provided, that Lundbeck shall discuss with Ovid the general and specific strategy for material steps to be taken with regard to the preparation, submission, prosecution and maintenance of the DMF; provided, further, that Lundbeck shall incorporate in good faith Ovid’s reasonable comments to the DMF before submission to the appropriate Regulatory Authorities.

5.8	Lundbeck shall use Reasonable Best Efforts to transfer Lundbeck’s IND for Compound to Ovid at Ovid’s cost within six (6) months of the Effective Date and Ovid shall collaborate with Lundbeck regarding the transfer.

5.9	Until the Current Compound Inventory is depleted or for as long as Lundbeck manufactures Compound (whichever is longer), Lundbeck shall have the responsibility to provide data, information and other documentation related to its manufacture of Compound as is necessary to prepare its DMF. Ovid will be solely responsible for the preparation of all other regulatory documentation required to obtain Regulatory Approval for Products throughout the Territory. Ovid shall be entitled to cross-reference Lundbeck’s DMF for the Compound in regulatory filings for Products.

Supply of Compound

5.10	Until the Current Compound Inventory is depleted, Ovid shall purchase its entire requirement of Compound for the Development and Commercialisation of Products from Lundbeck, and Lundbeck shall deliver Compound to Ovid. The Parties will within ninety (90) days after the Effective Date enter into a supply agreement relating to the supply of Compound from the Current Compound Inventory on commercially reasonable terms that are materially consistent with the terms set forth in this Section 5 (the “Supply Agreement”). Such negotiations will be conducted in good faith.

5.11	Following depletion of the Current Compound Inventory Ovid is free to purchase its Compound requirement from a Third Party and/or from Lundbeck, provided however that Lundbeck shall not be obligated to manufacture Compound to Ovid once the Current Compound Inventory is depleted. If Ovid and Lundbeck agree on a continued supply of Compound, Lundbeck shall sell Compound to Ovid at the Fully Burdened Cost plus a manufacturing royalty subject to Section 4.18.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Compound Supply Price

5.12	The Supply Agreement shall provide that with respect to the Current Compound Inventory, Ovid will pay to Lundbeck [*] of Compound (the “Initial Price”).

5.13	The Supply Agreement shall provide that the minimum order size shall be [*] of Compound.

5.14	Following the Effective Date and to minimize risk of supply failure, Lundbeck will store the Current Compound Inventory on two (2) different sites.

Manufacture of Finished Goods

5.15	Ovid is solely responsible for the manufacturing and supply of Products incorporating Compound, including tablets and other finished goods.

6.	COMMERCIALISATION

6.1	Ovid shall use Reasonable Best Efforts to Commercialise Product at its own cost and risk and, in support of those efforts, shall provide the financial reports required under Section 4.23.

6.2	Ovid hereby agrees at its own cost and expense that it shall comply at all times with Applicable Law pertaining to the Commercialisation of each Product in each country in which that Product is sold and shall be responsible for obtaining all necessary permissions, consents and licences (in addition to Regulatory Approvals) required to Commercialise each Product under Applicable Law, including any import approvals and wholesale dealer’s licenses.

7.	INTELLECTUAL PROPERTY

Ownership of Inventions

7.1	Any rights in Patent Rights and Know How covering inventions discovered, developed, identified, made, conceived or reduced to practice under this Agreement solely by or on behalf of Ovid shall be owned by Ovid. Ovid shall use Reasonable Best Efforts to obtain Control over Know How generated by Ovid’s sublicensees, CMOs or other Third Party’s acting by or on behalf of Ovid.

7.2	Patent Rights and Know How covering inventions discovered, developed, identified, made, conceived or reduced to practice following the Effective Date under this Agreement solely by or on behalf of Lundbeck shall be owned by Lundbeck and:

7.2.1	to the extent solely relating to Compound and/or Product shall be deemed to be Lundbeck Future Patent Rights or Lundbeck Future Know How; or

7.2.2	to the extent relating to Compound and/or Product, but not constituting Lundbeck Future Patent Rights or Lundbeck Future Know How, [*] such Lundbeck Patent Rights or Lundbeck Know How in the Licensed IP on a non-exclusive basis (“Lundbeck Non-exclusive Patent Rights and Know How”). For clarity: Lundbeck retains the full rights to Develop and/or Commercialise said Lundbeck Non-exclusive Patent Rights and Know How for purposes other than Compound and/or Product. Further, to the extent [*] said Patent Rights and Know How in the Licensed IP, then [*] such Patent Rights and Know How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.3	Any rights in Patent Rights and Know How covering inventions discovered, developed, identified, made, conceived or reduced to practice under this Agreement jointly by or on behalf of the Parties relating to Compound and/or Product shall be jointly owned by the Parties (the “Joint IP”).

Assignment of Licensed IP and Joint IP to Ovid

7.4	When Ovid obtains Regulatory Approval of a Product in the United States, Lundbeck will, on a country-by-country and Product-by-Product basis, assign to Ovid without further remuneration all the Licensed IP and Lundbeck’s interest in Joint IP in such country solely relating to Product or Compound, except Lundbeck Non-exclusive Patent Rights and Know How. Ovid shall reimburse Lundbeck all out-of-pocket costs for said assignment.

Manufacturing Patent Rights

7.5	Lundbeck has filed a [*] patent application (reference no. [*]) relating to the manufacture of Compound and Lundbeck will timely submit a Patent Cooperation Treaty application for said patent application, and such patent applications and any Patent Rights relating thereto shall be Lundbeck Future Patent Rights. Lundbeck shall use Reasonable Best Efforts to pursue the grant of Patent Rights relating to the manufacture of Compound in the [*]. Ovid may request that further countries be added at Ovid’s cost. For clarity: Lundbeck will assign said manufacturing patent application in accordance with Section 7.4 above.

No Other Rights

7.6	Any rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by the first Party. No implied right or license in any intellectual property right, whether by implication, estoppel or otherwise, is granted under this Agreement by either Party to the other.

8.	MAINTENANCE, PROSECUTION AND DEFENCE OF PATENT RIGHTS

Filing, Maintenance and Prosecution of Patent Rights

8.1	Lundbeck shall have the first right to file, prosecute and maintain, at its cost, the Lundbeck Current Patent Rights and the Lundbeck Future Patent Rights, including the conduct of any claims or proceedings relating to them (including but not limited to any interference, reissue or re-examination or opposition or revocation proceedings). If, during the Term, Lundbeck (a) intends to allow any Lundbeck Current Patent Rights, the manufacturing patent mentioned in Section 7.5 or Lundbeck Future Patent Rights to expire or intends to otherwise abandon any such Patent Rights, or (b) decides not to prepare or file patent applications forming part of the Lundbeck Current Patent Rights or the Lundbeck Future Patent Rights in the Territory, Lundbeck shall notify Ovid of such intention or decision at least thirty (30) days prior to any filing or payment due date or any other date that requires action in connection with such Patent Rights, and Ovid shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense, in the name of Ovid.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2	If Ovid elects, after assignment of such IP, not to file, maintain or prosecute any of the IP transferred or assigned under this Agreement Lundbeck shall have the right, but not the obligation, to assume, at its own cost and expense, the prosecution, maintenance and filing of any of Ovid’s Patents intended to be abandoned or not to be filed then such Patent Rights shall be assigned to Lundbeck. In the event of such election being made by such Ovid all of Ovid’s rights in such Patent Rights shall cease except to the extent necessary to exercise the rights granted under this Agreement.

8.3	Ovid shall be responsible at its own cost and expense for the filing, prosecution and maintenance in its own name of Ovid Patent Rights and the Patent Rights forming part of the Joint IP.

Third Party Infringement of Licensed IP or Joint IP

8.4	Where an infringement of Licensed IP or Joint IP by a Third Party occurs, or might reasonably occur (an “Infringement”), Ovid shall have the first right, but not the obligation, to enforce the same in accordance with the following:

8.4.1	Ten (10) days prior to the commencement of proceedings, Ovid shall notify Lundbeck of the Infringement and shall consult with Lundbeck concerning the same, but thereafter Ovid shall have sole conduct of the dispute. Lundbeck may choose in its own discretion and at its own cost to participate in proceedings relating to the Infringement. Lundbeck shall provide all reasonably necessary assistance to Ovid in relation to such proceedings.

8.4.2	Any settlement in Lundbeck’s name must be approved by Lundbeck in writing prior to settling.

8.4.3	If Ovid succeeds in any such Infringement proceedings whether at trial or by way of settlement, any recoveries shall first be paid to Ovid for costs and expenses incurred by Ovid to initiate such proceedings. Where the recoveries exceed the costs incurred by Ovid, Ovid shall be entitled to retain the balance which shall be treated as Net Sales subject to the payment of royalties to Lundbeck under Section 4.

8.4.4	If Ovid fails to initiate any proceedings relating to the Infringement, Lundbeck may give Ovid notice requesting Ovid to initiate such proceedings within [*], of the date of notice and if Ovid decides not to do so, Lundbeck shall be entitled to do so at its own cost and expense in which case it shall have sole conduct of any claim or proceedings, including any counterclaim for invalidity or unenforceability or any declaratory judgment action, and including the right to settle provided that such a settlement does not include any decision of invalidity or otherwise impact upon the validity of Ovid IP. Ovid shall provide all reasonably necessary assistance to Lundbeck in relation to such proceedings and Lundbeck shall on demand by Ovid indemnify Ovid against the costs of such activity, unless Ovid elects to be separately represented (which shall be at Ovid’s discretion), in which case such separate representation shall be at Ovid’s cost and expense. If Lundbeck succeeds in any such proceedings it shall be entitled to retain the whole of any award of costs and damages made or settlement sum paid.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Infringement Claims by Third Parties

8.5	If a Product becomes the subject of a Third Party’s claim or assertion that the Product infringes the intellectual property rights of a Third Party, the Party first having notice of the claim or assertion shall promptly notify the other Party.

8.6	If the Infringement claim mentioned in Section 8.5 is not related to the Licensed IP Ovid shall have sole conduct of the dispute and Lundbeck shall reasonably assist Ovid and cooperate in any such litigation at Ovid’s request and expense. Ovid shall have the right to settle any such claim not related to the Licensed IP or assertion and enter into a Third Party License; provided, that Ovid shall not have the right to enter into any settlement that would bind Lundbeck without Lundbeck’s prior written consent.

8.7	If the Infringement claim or assertion mentioned in Section 8.5 is related to the Licensed IP then Lundbeck shall have the first right, but not the obligation, to challenge the claim or assertion and Lundbeck shall have sole conduct of the dispute. If Lundbeck fails to initiate any proceedings relating to the Infringement claim, Ovid may give Lundbeck notice requesting Lundbeck to initiate such proceedings within [*], of the date of notice and if Lundbeck decides not to do so, Ovid shall be entitled to do so at its own cost and expense in which case it shall have sole conduct of any claim or proceedings, including any counterclaim for invalidity or unenforceability or any declaratory judgment action, and including the right to settle provided that such a settlement does not include any decision of invalidity or otherwise impact upon the validity of Lundbeck IP and Ovid shall not have the right to enter into any settlement that would bind Lundbeck without Lundbeck’s prior written consent, such consent not to be unreasonably withheld. Lundbeck shall provide reasonably necessary assistance to Ovid in relation to such proceedings.

8.8	If the Infringement claim or assertion mentioned in Section 8.5 relates to the Licensed IP and the claimant is seeking injunction or a similar remedy then Ovid is entitled then the notice period mentioned in Section 8.7 is ten (10) days, or earlier if necessary.

Paragraph IV Notices

8.9

If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or a similar notice in another country concerning a Product covered by Ovid IP or Joint IP (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within [*] after its receipt thereof. Ovid shall have the first right, but not the obligation, to initiate patent infringement litigation based on a Paragraph IV Notice concerning a Product at its own expense. Upon request of Ovid, Lundbeck agrees to timely join as party-plaintiff in any such litigation to cooperate with Ovid in connection with such infringement action, including timely filing such action in Lundbeck’ name if required. Ovid shall notify Lundbeck of its intention not to initiate such patent infringement litigation based on a Paragraph IV Notice, in no event later than [*] after receipt of the Paragraph IV Notice, Lundbeck shall have the right, but not the obligation, to bring such infringement action. If the only Patent Right that is the subject of a Paragraph IV Notice is a Lundbeck Non-exclusive Patent Rights and Know How rights Lundbeck shall notify Ovid of its intention to initiate patent infringement litigation, at Lundbeck’ expense, based on a Paragraph IV Notice in no event later than [*] after receipt of the Paragraph IV Notice. If Lundbeck elects not to initiate patent infringement litigation for a Lundbeck Non-exclusive Patent Right and Know How rights, Ovid may elect to bring such patent infringement litigation based on the Paragraph IV Notice at Ovid’s expense. Upon request of Ovid, Lundbeck agrees to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

timely join as party-plaintiff in any such litigation, and in any event to cooperate with Ovid in connection with such infringement action, including timely filing such action in Lundbeck’ name if required. If a Paragraph IV Notice relates to both Lundbeck Patent Rights and Joint IP and Lundbeck has the right to allow Ovid to enforce such Lundbeck Non-exclusive Patent Rights and Know How rights, then Ovid shall have the first right, but not the obligation, to initiate patent litigation based on such Paragraph IV Notice. If a Paragraph IV Notice relates to both Lundbeck Non-exclusive Patent Rights and Know How and Joint IP and Lundbeck does not have the right to allow Ovid to enforce such Lundbeck Non-exclusive Patent Rights and Know How right the Parties shall meet promptly following the receipt of such a Paragraph IV Notice to discuss, in good faith, alternative arrangements for the enforcement of the Lundbeck Non-exclusive Patent Rights and Know How rights.

Lundbeck efforts

8.10	Lundbeck shall on an annual basis assist Ovid with any reasonable patent work with up to [*] free of charge, provided however Ovid shall reimburse Lundbeck all out of pocket costs in connection with such assistance. Should Ovid require more than [*] of assistance within a calendar year, then Ovid shall pay to Lundbeck the cost of such additional work at a FTE rate of [*].

Trademarks

8.11	Ovid shall own all rights in any and all trademarks for Product(s) Commercialised by or on behalf of Ovid hereunder and shall at its own cost and expense have the exclusive right and responsibility for the selection, clearance, registration, maintenance and defence of said Trademarks.

8.12	Ovid shall have the exclusive right to register the trademark(s) as domain names, including all internet domain names under all existing top level domains. This includes as examples Generic Product top level domains such as .com, .net, .info and country code top level domains such as .co, .uk and .dk.

8.13	Lundbeck acknowledges that Ovid may apply for registration in Ovid’s name, use, and own any trademarks obtained.

8.14	For clarity, under this Agreement Lundbeck does not grant Ovid any rights whatsoever to current or future Lundbeck trademarks.

9.	NON-COMPETE

9.1	Both Parties shall be prohibited from Developing and Commercialising a Competing Product during the Exclusivity Period. For clarity: Lundbeck is not allowed to Commercialise a Product unless as a sublicensee of Ovid.

9.2	If a Party, as a result of a Strategic Acquisition, acquires a Competing Product, then such Party shall not be deemed to be in non-compliance with the non-compete obligations in Section 9.1 of this agreement. However, Ovid shall in such case employ a separate sales force to promote such Competing Product and ensure that the compensation and incentives available to be earned by members of the sales force with respect to the applicable Product will be no less than the level of compensation and incentives available to be earned by members of the separate sales force with respect to the Competing Product so not as to disadvantage Commercialisation of Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.3	If a Party acquires or otherwise Controls a Competing Product such Party shall either cease Development and/or Commercialisation of such Competing Product, alternatively divest the Competing Product within a reasonable timeframe. Provided that the Party complies with this Section 9.3, such Party shall not be deemed in breach of this Agreement. For clarity a Party will not be in breach this Section if such Party is acquired by a Third Party with a Competing Product in its portfolio.

10.	CONFIDENTIALITY AND NON-DISCLOSE

Treatment of Confidential Information

10.1	Except to the extent expressly authorised by this Agreement or otherwise agreed in writing, each Party in possession of Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall maintain such Confidential Information as confidential and use it only for the purposes of this Agreement in accordance with this Section 10. The term of maintaining confidentiality of Confidential Information and the limitations on use shall be for a period equal to the longer of (a) [*] after the date of expiration or termination of this Agreement; and (b) for so long as the exceptions set out below in the next subsequent paragraph do not apply to the relevant Confidential Information. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance, but in any event no less than reasonable care.

10.2	Notwithstanding the foregoing, the Receiving Party shall be relieved of the confidentiality and limited use obligations of this Agreement to the extent that the Receiving Party establishes by written evidence that:

10.2.1	the Confidential Information was previously known to the Receiving Party from sources other than the Disclosing Party at the time of disclosure and other than under an obligation of confidentiality;

10.2.2	the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure;

10.2.3	the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

10.2.4	the Confidential Information is acquired in good faith in the future by the Receiving Party from a Third Party who has a lawful right to disclose such information and who is not under an obligation of confidence to the Disclosing Party with respect to such information; or

10.2.5	the Confidential Information is subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Permitted Uses of Information

10.3	Notwithstanding the above obligations of confidentiality and non-use, a Receiving Party may:

10.3.1	disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the licenses granted under this Agreement;

10.3.2	disclose Confidential Information: (a) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (b) to the extent such disclosure is required to comply with Applicable Law, including to the extent such disclosure is required in publicly filed financial statements or other public statements under stock exchange rules; provided, that to the extent possible such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure ten (10) Business Days in advance of the date on which the disclosure is to be made to review and provide comments, unless a shorter review time is agreed. If the compliance with the disclosure requirements of a securities exchange or its regulatory body requires filing of this Agreement, the filing Party shall seek confidential treatment of portions of this Agreement from the securities exchange or body and shall provide the other Party with a copy of the proposed filings at least ten (10) Business Days prior to filing for the other Party to review any such proposed filing. Each Party agrees that it will obtain its own legal advice with regard to its compliance with securities laws and regulations, and will not rely on any statements made by the other Party relating to such securities laws and regulations;

10.3.3	disclose Confidential Information by filing or prosecuting Patent Rights, the filing or prosecution of which is contemplated by this Agreement; it being understood that publication of such filings occurs in some jurisdictions within eighteen (18) months of filing;

10.3.4	disclose Confidential Information to such Receiving Party’s employees, Affiliates, licensees, agents, consultants, clinical investigators, collaborators or contractors as such Receiving Party reasonably determines is necessary to receive the benefits of the licenses to it under this Agreement or to fulfil its obligations pursuant to this Agreement; provided, that any such persons must be obligated to substantially the same extent as set forth in this Section 10 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement;

10.3.5	disclose Confidential Information as reasonably necessary: (a) to its actual or potential investment bankers and to lenders for the purpose of obtaining financing for its business; (b) to potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business; and (c) to a bona fide potential acquirer or merger Partner for the purposes of evaluating entering into a merger or acquisition, provided, that any such persons must be obligated to substantially the same extent as set forth in this Section 10 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

10.3.6	nothing in this Section 10 restricts either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever; provided,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that to the extent Know How is exclusively licensed by one Party to the other, the licensor may not continue to use and disclose such Know How in a manner not consistent with the exclusivity of the license granted.

Public Announcements

10.4	Save as permitted in this Section 10, neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior consent of the other. All such public announcements or statements shall not be made without the prior review and consent of an appropriate individual designated for the purpose by the other Party.

10.5	On or promptly after the Effective Date, the Parties shall issue a joint public announcement, or either Party may issue its own public announcement, regarding the execution of this Agreement with information substantially consistent with the information contained in the form of press release attached hereto as Schedule D. Any other publication, news release or other public announcement relating to this Agreement or to the Parties’ performance hereunder shall first be reviewed and approved by both Parties, subject to Section 10.3.

11.	WARRANTIES AND UNDERTAKINGS

Mutual Warranties

11.1	Each Party warrants to the other Party that:

11.1.1	it has legal power, authority and right to enter into this Agreement and to perform its respective obligations in this Agreement;

11.1.2	it is not at the Effective Date a party to any agreement, arrangement or understanding with any Third Party which in any significant way prevents it from fulfilling any of its material obligations under the terms of this Agreement; and

11.1.3	it has disclosed to the other Party all information that is material to the decision of the other Party to enter into this Agreement.

Lundbeck Warranties

11.2	Lundbeck warrants to Ovid that:

11.2.1	Lundbeck Controls the Lundbeck Current Patent Rights and has the right to grant the License under the Licensed IP specified herein free and clear of any liens or encumbrances which would prevent or impair the grant of such rights;

11.2.2	Lundbeck Controls, to its Knowledge, the Lundbeck Current Know How and has, to its Knowledge, the right to grant the License under the Licensed IP specified herein free and clear of any liens or encumbrances which would prevent or impair the grant of such rights;

11.2.3	Lundbeck has to its Knowledge not and will not enter into any agreement that is or would be inconsistent with the obligations, rights and licenses granted to Ovid in this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.4	Schedule A sets forth a complete and accurate list of the Lundbeck Current Patent Rights as of the Effective Date;

11.2.5	Lundbeck has to its Knowledge disclosed to Ovid all material information received by Lundbeck concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Lundbeck Current Patent Rights in the Territory;

11.2.6	Lundbeck’s Retained Rights will not limit Ovid in relation to Developing or Commercializing Compound or Product under the Licensed IP;

11.2.7	Lundbeck has no present Knowledge that any settled, pending or threatened claim, lawsuit or legal proceeding of a Third Party against Lundbeck alleges that the Licensed IP misappropriates or infringes, in part or in whole, the intellectual property or intellectual property rights of such Third Party;

11.2.8	Compound supplied to Ovid under this Agreement will be clean and free of any liens, and manufactured in accordance with GMP, Specifications and Applicable Law in the country of manufacture; and

11.2.9	Lundbeck Controls, to its Knowledge all Know How relating to the manufacturing process of Compound described in the DMF existing as of the Effective Date and has, to its Knowledge, the right to transfer all such tangible Know How as required under Section 5.9.

11.3	Lundbeck makes no other warranties to Ovid in relation to the rights granted under this Agreement.

Ovid Warranties

11.4	Ovid warrants to Lundbeck that:

11.4.1	Ovid will use Reasonable Best Efforts to Develop and Commercialise Compound and/or Product in compliance with Applicable Law; and

11.4.2	it has to its Knowledge not and will not enter into any agreement that is or would be inconsistent with the obligations, rights and licenses granted under this Agreement.

Disclaimer

11.5	EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 11 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.	INDEMNIFICATION

By Ovid

12.1	Ovid warrants to indemnify and save, defend and hold Lundbeck, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by any Third Party (each, a “Third Party Claim”) based upon (a) any breach by Ovid or its Affiliates of any of its representations, warranties or covenants pursuant to this Agreement, (b) any Withholding Taxes with respect to amounts paid or payable by Ovid to Lundbeck under this Agreement, and (c) the gross negligence or wilful misconduct by Ovid or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any of its obligations under this Agreement, or (d) the research, Development, manufacturing and Commercialisation activities conducted by or on behalf of Ovid with respect to Compound and Product; except, in each case, to the extent that Lundbeck is obligated to indemnify Ovid for such Third Party Claim under Section 12.2.

By Lundbeck

12.2	Lundbeck warrants to indemnify and save, defend and hold Ovid, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any Third Party Claim, other than from shareholders or investors in Ovid, resulting from (a) any breach by Lundbeck or its Affiliates of any of its representations, warranties or covenants pursuant to this Agreement, (b) any Withholding Taxes with respect to amounts paid or payable by Lundbeck to Ovid under this Agreement, (c) the wilful misconduct by Lundbeck or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any of its obligations under this Agreement, (d) any claims regarding Compound and Product to the extent relating to activities conducted by or on behalf of Lundbeck prior to the Effective Date; except, in each case, to the extent that Ovid is obligated to indemnify Lundbeck for such Third Party Claim under Section 12.1.

12.3	[*] obligation to indemnify [*] in case of a breach of Section [*] is limited to a total amount of [*] in the aggregate; provided that in relation to any indemnification by [*] under this Section 12 [*] may, [*], require [*] to (i) [*] and/or [*] under this Agreement and/or (ii) [*] and [*] until such time when [*]. For clarity, [*] shall [*] for a breach of Section [*].

Indemnification Procedures

12.4

In the event that any Person (an “Indemnitee”) entitled to indemnification under Section 12.1 or Section 12.2 is seeking such indemnification, such Indemnitee shall (a) inform the indemnifying Party in writing of the Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim, (b) permit the indemnifying Party to assume direction and control of the defence of the Claim (provided, that the indemnifying Party may not settle the Third Party Claim without the prior consent of the Indemnitee, not to be unreasonably withheld), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defence of the Third Party Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Third Party Claim(s). Without limiting the foregoing, any Indemnitee will be entitled to participate in the defence of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party in writing, or (ii) the indemnifying Party has failed to assume the defence (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 12.3, in which case the indemnified Party will be allowed to control the defence.

13.	LIABILITY

13.1	The Parties shall be responsible towards each other and towards Third Parties for their performance under this Agreement and for any acts or omissions in accordance with the ordinary provisions of Swedish law.

13.2	EXCEPT FOR A BREACH OF SECTION 9 OR FOR ACTS OF WILFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOSS, DAMAGE, COSTS OR EXPENSES OF AN INDIRECT OR CONSEQUENTIAL OR PUNITIVE NATURE, INCLUDING ANY INDIRECT OR CONSEQUENTIAL ECONOMIC LOSS OR OTHER INDIRECT OR CONSEQUENTIAL LOSS OF TURNOVER, PROFITS, LOSS OF ENTERPRISE VALUE, BUSINESS OR GOODWILL OR OTHERWISE, IRRESPECTIVE OF WHETHER SUCH PARTY OR ANY REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF SECTION 12 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

14.	TERM AND TERMINATION

Term

14.1	Subject to the other provisions of this Section 14, this Agreement shall come into force on the Effective Date and, unless terminated pursuant to the other provisions of this Section 14, shall expire on a Product-by-Product and country-by-country basis on the date of the expiration of the Initial Royalty Term or Manufacturing Royalty Term, whichever is the longest, under Section 4 of this Agreement (the “Term”). Upon the expiration of the Term, on a Product-by-Product and country-by-country basis, the License shall be fully paid-up and non-terminable.

Termination for Cause

14.2	Each Party (the “Terminating Party”) shall have the right to terminate this Agreement for cause with immediate effect upon giving written notice of termination to the other Party (the “Defaulting Party”) upon the occurrence of any of the following events at any time during this Agreement:

14.2.1	the Defaulting Party commits a material breach of this Agreement, including where applicable the failure of either Party to expend the efforts required to perform its obligations under this Agreement, which material breach, if capable of remedy shall not have been remedied within [*] of the receipt by it of a written notice from the other Party identifying the breach and requiring its remedy; or

14.2.2	if an Insolvency Event occurs in relation to the Defaulting Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

Termination for Convenience

14.3	On a country-by-country basis, prior to first Regulatory Approval of a Product in any country, Ovid shall have the right to give [*] notice of termination of this Agreement in writing to Lundbeck the reason being specified in the notice. This Agreement shall terminate upon expiration of such [*] notice period.

15.	CONSEQUENCES OF TERMINATION

Upon Termination by Ovid for Convenience or by Lundbeck for Cause

15.1	Upon a termination of this Agreement (a) by Ovid pursuant to Section 14.3, or (b) by Lundbeck pursuant to Section 14.2:

15.1.1	all rights and licenses granted to Ovid under this Agreement shall terminate and Ovid shall immediately cease all Development and/or Commercialisation of Products;

15.1.2	Ovid shall offer to transfer any ongoing Clinical Study for Compound or Products to Lundbeck without any cost or claim for remuneration, and if Lundbeck decides not to have the Clinical Study transferred, Ovid will at its own cost terminate the Clinical Study;

15.1.3	Ovid shall grant and hereby grants to Lundbeck an exclusive (even as to Ovid), royalty-bearing, perpetual, sub-licensable (through multiple tiers) licence under (a) the Ovid IP, (b) Ovid’s interest in the Joint IP, and (b) any Licensed IP and Joint IP assigned to Ovid under Section 7.4, to research, have researched, Develop, have Developed, use, have used, make and have made, Commercialise and have Commercialised Compound and/or Product in the Field in the Territory;

15.1.4	Ovid will assign to Lundbeck without remuneration any such rights mentioned in Section 15.1.3 which solely relates to Compound and/or Product; and

Provided that Ovid has filed an NDA and solely in such case, then Lundbeck shall pay to Ovid the following tiered royalties based on accumulated Net Sales for all Products containing Ovid IP in a Calendar Year as set forth below:

Annual Net Sales	Royalty Percentage
The portion of Net Sales for all Products in a Calendar Year up to and including USD [*]	[*]%

The portion of Net Sales for all Products in a Calendar Year including or exceeding USD [*] but less than or equal to USD [*]	[*]%

The portion of Net Sales for all Products in a Calendar Year including or exceeding USD [*]	[*]%

Lundbeck’s obligation to pay royalties under this Section 15.1.4 shall commence upon [*] and shall expire on [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Upon Termination by Ovid for Cause

15.2	Upon the termination of this Agreement by Ovid pursuant to Section 14.2:

15.2.1	all rights and licenses granted to Lundbeck under this Agreement shall terminate;

15.2.2	Lundbeck shall grant and hereby grants to Ovid an exclusive (even as to Lundbeck) royalty-bearing, perpetual, sub-licensable (through multiple tiers) licence under the Licensed IP to research, have researched, Develop, have Developed, use, have used, make and have made, Commercialise and have Commercialised Compound and/or Product in the Field in the Territory;

15.2.3	Ovid shall pay royalties and other payments to Lundbeck in accordance with Sections 4.13 and 4.14, subject to Sections 4.15, 4.17, 4.18 and 4.19;

15.2.4	Ovid shall have the right to terminate the Supply Agreement, and if Ovid terminates the Supply Agreement, Lundbeck shall undertake the technology transfer contemplated by Section 3.3.

15.3	For the avoidance of doubt, subject to Section 15.2, this Section 15 is not intended to limit either Party’s remedies for a breach of this Agreement.

16.	ACCRUED RIGHTS AND OBLIGATIONS; SURVIVAL

16.1	Termination or expiration of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such termination or expiration. Any accrued obligation or liability and the provisions of this Section 16 as well as Sections 10 (Confidentiality), 12 (Indemnification), 13 (Liability), 15 (Consequences of Termination), 17 (Force Majeure), 19 (Governing Law and Jurisdiction), 23 (Entire Agreement and Severability), 25 (Waiver and Non-Exclusion of Remedies), 27 (Further Assurance), 28 (Compliance with Laws), and 29 (Expenses) (as well as other Sections which by intent or nature should reasonably do so) shall survive termination or expiration of this Agreement. Upon termination of this Agreement, each Party shall either return or destroy, upon the request of the other Party, all Confidential Information received from the other Party, retaining only one copy of written or electronic confidential information for archival purposes.

17.	FORCE MAJEURE

17.1	If a Party (the “Affected Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Affected Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (“Non-Affected Party”) under this Agreement shall be suspended for a period equal to the circumstance of Force Majeure; provided that:

17.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.1.2	the Affected Party immediately gives the Non-Affected Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure and notifies the Non-Affected Party immediately of the cessation of the Force Majeure;

17.1.3	the Affected Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

17.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

18.	ASSIGNMENT

18.1	Ovid is entitled to subcontract its rights and obligations to Commercialize and/or Develop under this Agreement to any third party subcontractor; provided, however, that Ovid shall remain responsible for and be guarantor of the performance by its Affiliates or subcontractors and shall cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection with such performance. Ovid hereby expressly waives any requirement that Lundbeck exhaust any right, power or remedy, or proceed against an Affiliate or permitted subcontractor, for any obligation or performance hereunder prior to proceeding directly against Ovid. Wherever in this Agreement Ovid delegates responsibility to its Affiliate or permitted subcontractor, Ovid agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

18.2	Either Party may assign this Agreement or any part of its rights and obligations hereunder to an Affiliate or to any company with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party provided always that such Affiliate or company undertakes in writing to the other Party to be bound by the terms of this Agreement.

18.3	In case of a Change of Control in Lundbeck so that a party being a direct competitor of Ovid would control Lundbeck, the obligation of Ovid to provide information under this Agreement to Lundbeck will automatically be changed so that such information provided by Ovid shall not contain any market sensitive or strategic information. Should such information be important to evaluate Lundbeck’s rights or Ovid’s obligations hereunder, Lundbeck shall have the right appoint an independent certified auditor to whom Ovid shall provide all necessary information in order to be able to assess the Parties compliancy under this Agreement. In order to apply this Section, Ovid shall give a prior written notice to Lundbeck with justifications as to why such Third Party controlling Lundbeck would be deemed to be a competitor of Ovid. Such notice shall not be given unreasonably and without weighty reasons by Ovid.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.	GOVERNING LAW AND JURISDICTION

19.1	The interpretation and construction of this Agreement shall be governed by the laws of [*] excluding any conflicts or choice of law rules or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

19.2	In the event of any controversy, claim or other dispute based on, arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), and prior to seeking the dispute settled by arbitration such Dispute shall first be presented to the Parties’ senior officers in charge of either research and Development or commercial operations depending on whether the Dispute concerns Development or Commercialisation. If the Parties cannot agree on the senior officer level, the Dispute will be escalated to the Parties’ Chief Executive Officers (“CEOs” and each, a “CEO”). A Dispute shall be referred to such senior officers or CEOs upon either Party providing the other Party with written notice of such referral, and such senior officers and/or CEOs shall thereafter attempt to resolve such Dispute through good faith discussions.

19.3	If a Dispute is not resolved by the Parties’ CEOs within thirty (30) days of such other Party’s receipt of such written notice (or such longer period as the CEOs may agree upon), then, unless such Dispute concerns a Litigable Matter (in which case either Party may pursue such remedies as it may deem necessary or appropriate), either Party may invoke the binding arbitration provisions of Section 19.4.

19.4	All Disputes between the Parties which cannot be resolved amicably between the Parties or the CEOs, shall be submitted to binding arbitration, to be held in [*], in accordance with the Arbitration Rules of the [*]. The arbitral tribunal shall consist of one (1) arbitrator appointed in accordance with said rules and the language of the proceedings shall be English.

20.	CODE OF CONDUCT

20.1	To the extent applicable to the performance of Ovid’s obligations under this Agreement and consistent with the laws of the U.S., Ovid warrants to adhere to the principles of Lundbeck’s Code of Conduct as stated on the following website;

http://lundbeck.com/upload/global/files/pdf/corporate-

responsibility/Lundbeck_Third_Party_obligations_ed.1.pdf

Ovid will only be obligated to adhere to any changes made to Lundbeck’s Code of Conduct if Lundbeck provides Ovid with at least ninety (90) days prior written notice of any changes to the Code of Conduct following the Effective Date.

21.	NOTICES

21.1

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be deemed given only if sent by facsimile transmission (with transmission confirmed) or by a postal delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 21.2 or to such other address as the Party to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

whom notice is to be given may have provided to the other Party in accordance with this Section 21. Such notice shall be deemed to have been given as of the date transmitted by facsimile (with transmission confirmed). This Section 21 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

21.2	Address for Notice

For:	H. Lundbeck A/S
Address:	Ottiliavej 9 DK 2500 Valby Denmark
Fax number:	+ 45 36 43 82 75
For the attention of:	VP, Corporate Business Development & Strategy
With a copy to:	VP, Corporate Legal
Fax no.	+ 45 36 43 82 49

For:	Ovid Therapeutics Inc.
Address:	205 East 42nd Street Suite 15-048 New York, NY 10017 United States of America
Fax number:	+
For the attention of:	Chief Executive Officer
With a copy to:	Laura Berezin and Asher Rubin c/o Hogan Lovells US LLP 100 International Drive Suite 2000 Baltimore, MD 21202
Fax no.	+ 410 659 2701

22.	RELATIONSHIP OF THE PARTIES

22.1	The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a Partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

23.	ENTIRE AGREEMENT AND SEVERABILITY

23.1

This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. Nothing in this Agreement is intended to limit or exclude any liability for fraud. All Schedules referred to in this Agreement are intended to be and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules and this Agreement, the terms of this Agreement shall govern.

23.2	If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement; (b) all other provisions of this Agreement shall remain in full force and effect; and (c) the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of Applicable Law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

24.	AMENDMENT

24.1	Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

25.	WAIVER AND NON-EXCLUSION OF REMEDIES

25.1	A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. All rights and remedies are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available.

26.	NO BENEFIT TO THIRD PARTIES

26.1	The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any Third Party except as otherwise expressly provided. Except as expressly provided herein, no person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties, which agreement must refer to this Section 26.

27.	FURTHER ASSURANCE

27.1	Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary, or as the other Party may reasonably require to implement or give effect to this Agreement.

28.	COMPLIANCE WITH LAWS

28.1	In the implementation of and performance under this Agreement, each Party shall comply with any and all Applicable Laws. Such compliance shall be the sole responsibility of such Party requiring no supervision, direction, responsibility or liability on behalf of the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

29.	EXPENSES

29.1	Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

30.	COUNTERPARTS

30.1	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by .pdf through electronic mail shall be as effective as an original executed signature page.

[Signature page to follow]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

on this      day of          2015

Copenhagen, Denmark

H. Lundbeck A/S			Ovid Therapeutics Inc.

Name:	/s/ Anders Gersel Pedersen	Anders Götzsche	Name:	/s/ Matthew During	Matthew J. During

Title:	EVP R&D	CFO	Title:	President

	Anders Gersel Pedersen	Anders Götzsche

[Signature Page to License Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE A

LUNDBECK CURRENT PATENT RIGHTS

Case Reference	Internal Title	Current Status	Date
[*]	[*]	[*]	[*]

[*] = Two pages of certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE B

DESCRIPTION OF COMPOUND

INN:	Gaboxadol

Chemical Name (IUPAC):	4,5,6,7-Tetrahydroisoxazolo[5,4-c]pyridin-3(2H)-one

Structural formula:

CAS Registry Number: 64603-91-4

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE C

THIRD PARTY AGREEMENTS

[*]

[*] = One page of certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE D

FORM OF JOINT PRESS RELEASE

Lundbeck and Ovid Therapeutics Announce Exclusive Worldwide Licensing

Agreement for Gaboxadol

•	Ovid plans to commence Phase 2b trials in two orphan neurological indications, Angelman Syndrome and Fragile X Syndrome, in 2016

Copenhagen and New York, March XX, 2015 – H. Lundbeck A/S (Lundbeck; LUN.CO, LUN DC, HLUYY), a global pharmaceutical company specialized in brain diseases, and privately-held Ovid Therapeutics Inc., (Ovid) a biopharmaceutical company focused on developing therapies for rare neurological diseases, announced today that they have entered into an exclusive worldwide license agreement for gaboxadol, the first oral medicine which holds the potential to treat patients with Angelman Syndrome and Fragile X Syndrome. Gaboxadol is a small molecule, highly selective extrasynaptic GABA(A) receptor agonist (SEGA).

Under the terms of the agreement, Ovid obtained worldwide development and commercialization rights for all indications of gaboxadol (now designated as OV101). Lundbeck will receive royalties on sales, certain milestone payments and become a minority shareholder in Ovid. All future development costs will be carried by Ovid. Additional financial terms were not disclosed.

Ovid plans to pursue the development of OV101 in Angelman Syndrome and Fragile X Syndrome, two orphan neurological disease indications with no available treatment options, and expects to commence a Phase 2b trial for the first indication in 2016, followed by a Phase 2b trial in the second indication.

The selection of these diseases as initial indications is based upon a highly favorable benefit-to-risk assessment for gaboxadol. The clinical and preclinical evidence to date strongly support gaboxadol’s anti-epileptic motor improvement and cognitive enhancement effects. Gaboxadol is the first, and only therapy that has been shown to correct the motor deficit, a cause of major morbidity in patients, in a mouse genetic model for Angelman Syndrome. A highly favorable tolerability profile has also been demonstrated to date in 3,000 patients; further, lower doses are required to improve function in Angelman Syndrome model than are required to induce sedation.

Jeremy Levin, D. Phil, MB BChir, Chairman of Ovid stated, “We are delighted to announce this agreement with Lundbeck, and are proud to have Lundbeck as a stakeholder in Ovid.” Dr. Levin added, “We are simultaneously experiencing a revolution in the understanding of the genetics and molecular basis of neurological diseases and in the understanding of the molecular pharmacology of existing drugs. This nexus of new knowledge creates an unprecedented opportunity for us to match the right molecule to the right indication. Gaboxadol is the first of such molecules. We are actively taking advantage of this approach to identify and add late-stage orphan neurological disease products to our growing pipeline.”

Anders Gersel Pedersen, Executive Vice President and Head of R&D at Lundbeck, says: “We are happy with this agreement allowing development of gaboxadol as a potential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

treatment for patients who have no medical options available today. If successful, these development programs can change the lives of these patients. We look forward to following Ovid in their pursuit of realizing gaboxadol’s potential in these indications”, says Anders Gersel Pedersen, Executive Vice President and Head of R&D at Lundbeck.”

Matthew During, M.D., D.Sc., President and Chief Scientific Officer of Ovid commented “OV101 is the only SEGA characterized to date, and through enhancing tonic inhibition at low doses, it has shown promising functional improvement in models of Angelman Syndrome, Fragile X Syndrome, as well as genetic epilepsy models. It is fitting that on the 50 year anniversary of Harry Angelman’s first description of the syndrome, the development of a new therapeutic option is underway,” Dr. During continued: “There is a critical need for therapies to address rare neurological diseases such as Angelman Syndrome and Fragile X Syndrome, and we look forward to working with the Food and Drug Administration, key thought leaders as well as patients, families and the disease foundations, including Foundation for Angelman Syndrome Therapeutics, the Angelman Syndrome Foundation and Fragile X Foundation, to advance gaboxadol through the clinic,”

About Angelman Syndrome and Fragile X Syndrome

Angelman Syndrome is a rare genetic neurological disorder characterized by profound developmental delays, intellectual disability, problems with motor coordination and balance, seizures, sleep disturbances, and severe speech impairment. According to the Foundation for Angelman Syndrome Therapeutics (FAST), approximately 1 in 15,000 live births have Angelman Syndrome, with an estimated 4,000 patients in the United States. There are no therapeutic agents approved to treat Angelman Syndrome.

Fragile X syndrome is a genetic neurological disorder that causes intellectual disability, behavioral and learning challenges and various physical characteristics. According to the Centers for Disease Control and Fragile X Foundation, approximately 100,000 have Fragile X Syndrome in the United States. There are no therapeutic agents approved to treat Fragile X Syndrome.

About Ovid Therapeutics Inc.

Ovid Therapeutics Inc. is a privately-held, New York based, biopharmaceutical company committed to transforming the lives of patients with rare neurological diseases and few, if any, treatment options – patients who would otherwise have no hope of cure of improvement. By focusing on patients and their needs and by leveraging the significant operational, product development and business development experience of its management team, Ovid aims to become one of the world’s premier neurology companies, with multiple marketed products and a deep diversified pipeline.

Geller Biopharm and Hogan Lovells represented Ovid in its negotiations.

For more information on Ovid, please visit TBI.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

About Lundbeck

H. Lundbeck A/S (LUN.CO, LUN DC, HLUYY) is a global pharmaceutical company specialized in brain diseases. For more than 70 years, we have been at the forefront of research within neuroscience. Our key areas of focus are alcohol dependence, Alzheimer’s disease, bipolar disorder, depression/anxiety, epilepsy, Huntington’s disease, Parkinson’s disease, schizophrenia and symptomatic neurogenic orthostatic hypotension (NOH).

In 2015, Lundbeck celebrates its 100th anniversary. During the past century, millions of people have been treated with our therapies. It is complex and challenging to develop improved treatments for brain disease, but we keep our focus: There is still so much we need to achieve in the next 100 years to ensure a better life for people living with brain disease.

Our approximately 6,000 employees in 57 countries are engaged in the entire value chain throughout research, development, production, marketing and sales. Our pipeline consists of several late-stage development programmes and our products are available in more than 100 countries. We have research centres in China, Denmark and the United States and production facilities in China, Denmark, France and Italy. Lundbeck generated core revenue of DKK 13.5 billion in 2014 (EUR 1.8 billion; USD 2.4 billion).

For additional information, we encourage you to visit our corporate www.lundbeck.com

CONTACTS:

For further information please contact

Ovid Therapeutics Inc.

Dr. Anna Kazanchyan, SVP Product Development

Justin Jackson, Burns McClellan

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE E

DEFINITION OF FULLY BURDENED COST

“Fully Burdened Cost” - Lundbeck’s and/or its Affiliates’ fully allocated cost attributable to the standard manufacturing of Compound (including, for clarity, the cost of manufacturing Compound contained therein) including costs of storing, analyzing, testing, formulating, inspecting and preparing for shipment of Compound and all direct and indirect costs of raw materials, packaging materials and labor (including indirect hourly, salaried personnel, employee benefits and overtime) utilized in such manufacturing of Compound (including, production supervision, purchasing, storing, shipping & receiving), plus, to the extent allocated to such Compound: [*]. The [*] allocation [*] will be based [*] and shall not include [*]. Examples of [*] are [*]. For clarity, and except for [*], the costs set forth in (i) through (vi) above shall only be allocated to Fully Burdened Cost based on [*] as compared to [*]. For example, if [*] the manufacture of Compound [*] and [*], then the costs [*] allocated to Fully Burdened Cost shall be [*] (for clarity the cost in (iv) above allocated to [*] manufacture of Compound for Development shall be calculated in accordance with the example above). For [*] manufacturing Compound (or the Compound contained therein) for Commercialization, the costs set forth in (iv) above shall be allocated to Fully Burdened Cost based on [*]; provided, however, if [*], then [*]. Furthermore, with respect to [*], Fully Burdened Cost will not include any [*]. Notwithstanding the foregoing, Fully Burdened Cost shall not include any [*]. For clarity, (a) [*] is included in Fully Burdened Cost and (b) costs included in Fully Burdened Cost shall not be counted twice in any other calculation of costs described herein. Fully Burdened Cost shall be computed by Lundbeck (and/or its Affiliates) in a manner that is consistent with [*] and [*], consistent with GAAP (Generally Accepted Accounting Principles) or IFRS.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE F

COMPOUND SPECIFICATION

Specification

Product name	Product code No.	Material No.
Gaboxadol Hydrat LULUM	Lu 02-030-X	103881

Test:	Acceptance criteria:	Method:
[*]	[*]	[*]

[*] = One page of certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE G

LIST OF DOCUMENT TYPES TO BE DISCLOSED BY LUNDBECK

[*]

[*] = One page of certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE H

KNOWLEDGE PEOPLE

Lundbeck Knowledge people

[*]

Ovid Knowledge people

[*]

[*] = One page of certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.